Filed pursuant to Rule 424(b)(3)

Registration No. 333-200827

PROSPECTUS

Cross Country Healthcare, Inc.

3,521,127 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to 3,521,127 shares of our common stock, par value $0.0001 per share. The shares of common stock covered by this prospectus include shares of common stock issued or issuable upon exercise of our 8.0% Convertible Senior Notes due 2020 (the “Convertible Notes”), which were issued in connection with a private placement financing, and shares of common stock that may be issuable from time to time in the event that we pay a portion of the interest on the Convertible Notes in kind by increasing the principal amount of the Convertible Notes. We are registering the resale of the shares of common stock underlying the Convertible Notes as required by the Registration Rights Agreement that we entered into with the selling stockholders on June 30, 2014 (the “Registration Rights Agreement”).

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 12 for more information.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered hereby.

The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders and certain related persons against certain liabilities. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should read this prospectus carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “CCRN.” On December 5, 2014, the last reported sale price for our common stock on the Nasdaq National Market was $10.27 per share. There is currently no trading market for the Convertible Notes.

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 7 of this prospectus, and in Part I — Item 1A of our Annual Report on Form 10-K filed on March 18, 2014, as well as in documents we file with the Securities and Exchange Commission and as set forth in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

This prospectus only provides you with a general description of the securities that may be offered. Each time the selling stockholders sell securities using this shelf registration, we may provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read in their entirety both this prospectus and any accompanying prospectus supplement, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”, before deciding to invest in any of the securities being offered.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. Any summaries of such agreement or documents set forth in this prospectus or any accompanying prospectus supplement are qualified in their entirety by reference to such agreement or document as filed with the SEC.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. Any information we incorporate by reference in accordance with SEC rules into this prospectus or any accompanying prospectus supplement shall be updated by any subsequent filings we may make with the SEC that revise, amend or supplement the terms of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO SELL, OR SOLICITATIONS OF OFFERS TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT EXTEND TO YOU.

In this prospectus, unless otherwise specified or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” or “Cross Country” means Cross Country Healthcare, Inc., its subsidiaries and affiliates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all the information that may be important to you in, or that you should consider before making a decision as to whether or not to invest in our securities, and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” before making an investment decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein and the section entitled “Recent Developments” set forth below.

Our Company

Cross Country Healthcare, Inc. is a national leader in providing healthcare recruiting, staffing and workforce management solutions. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have approximately 4,300 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services provider, workforce assessments, internal resource pool consulting and development, electronic medical record transition staffing and recruitment process outsourcing. In addition, we provide education and training programs for healthcare professionals through seminars and e-learning tools. Our results are reported in three business segments: Nurse and Allied Staffing, Physician Staffing, and Other Human Capital Management Services.

Our healthcare clients use our diversified service offerings to manage their changing workforce needs due to fluctuations in patient census, normal attrition, leaves of absence, seasonality, EMR technology conversions, facility expansions, and the uncertainty of workforce needs created by the Patient Protection and Affordable Care Act of 2010, among other things. By utilizing our diversified healthcare solutions, clients are able to flex their workforce up and down, streamline their purchasing needs, access specialties not available in their local area, and access quality healthcare personnel to provide continuity of care in order to improve patient outcomes.

Nurses, allied professionals and physicians work with us for a variety of reasons, such as the ability to explore different geographic areas of the country, work flexible shifts, gain clinical experience by working in prestigious healthcare facilities, and position themselves for permanent positions. Our fees are paid directly by our clients and in certain instances by vendor managers. As a result, we have no direct exposure to Medicare or Medicaid reimbursements.

Our operations reflect a diversified revenue mix across healthcare customers. For the full year 2013 and the nine months ended September 30, 2014, our revenue from continuing operations was $438 million and $430 million, respectively. Our nurse and allied staffing business segment was 62% and 72%, respectively, of revenue and is comprised of travel nurse, travel allied and branch-based local nurse and allied staffing. Our physician staffing business segment was 29% and 22%, respectively, of our revenue and consists of physician, certified registered nurse anesthetists (CRNAs), nurse practitioners (NPs) and physician assistants (PAs) staffing services with placements across multiple specialties. Our other human capital management services business segment was 9% and 6%, respectively, of our revenue and consists of education and training, as well as retained search services related primarily to physicians and healthcare executives.

Recent Developments

On June 30, 2014, we acquired substantially all of the assets and certain liabilities of Medical Staffing Network Healthcare, LLC (“MSN”) for an aggregate purchase price of $48.1 million, subject to a post-closing net working capital adjustment. We paid $44.9 million, net of cash acquired at closing, including $1.0 million placed into an escrow account for the net working capital adjustment. In the fourth quarter of 2014, the net working capital adjustment was finalized as a reduction to purchase price with a payment to us of $0.2 million from the escrow. An additional $2.5 million of the purchase price was deferred for a period of one year and will be used to fund the seller’s COBRA obligations during that time with any residual being remitted to the seller at the end of the period.  To date we have paid $0.1 million of the deferred purchase price toward the COBRA obligations.

We financed the purchase price using $55.0 million in new subordinated debt consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes having a 6-year maturity and a conversion price of $7.10. We also amended our loan agreement with Bank of America. N.A. to increase our borrowing capacity under our senior secured asset-based revolving credit facility from $65.0 million to $85.0 million.

At the time of the acquisition, MSN had 55 locations throughout the U.S. that provide per diem, local, contract, travel, and permanent hire staffing services. This acquisition increases our branch network and market share, diversifies our customer base and brings new service lines. Management believes it positions us to serve our customers better and to increase earnings growth through improved fill rates, expansion of its managed service programs and per diem activities, and the recognition of cost synergies.

Company Information

Our executive offices are located at 6551 Park of Commerce Boulevard, N.W., Boca Raton, Florida, 33487, and our telephone number is (561) 998-2232. Our Internet website address is http://www.crosscountryhealthcare.com /.  Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus or any applicable prospectus supplement, except as and solely to the extent otherwise provided herein or therein.

The Offering

Issuer	Cross Country Healthcare, Inc.

Common Stock offered by the selling stockholders

Up to 3,521,127 shares of common stock, comprised of shares of common stock issued or issuable upon exercise of the Convertible Notes and shares of common stock that may be issuable from time to time in the event that the Company pays a portion of the interest on the Convertible Notes in kind.

Common Stock to be issued and outstanding after this offering	35,448,850 shares

Use of proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of the securities. See “Use of Proceeds.”

NASDAQ Symbol	Our common stock is listed on The Nasdaq National Market under the symbol CCRN.

Risk factors

You should read the section entitled “Risk Factors” beginning on page 7, the risk factors incorporated by reference in this prospectus, and any risk factors set forth in any applicable prospectus supplement or incorporated by reference therein, for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our securities.

The following is a summary of the transactions relating to the securities being registered hereunder:

Private Placement of Convertible Notes

On June 30, 2014, we and certain of our domestic subsidiaries entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”), with certain note holders (collectively, “the Noteholders”). Pursuant to the Note Purchase Agreement, we sold to the Noteholders an aggregate of $25.0 million of the Convertible Notes. The proceeds from the Note Purchase Agreement were used by us to pay a portion of the consideration paid in the acquisition of MSN (the “MSN Acquisition”) and related fees and expenses.

The Convertible Notes are convertible at the option of the holders thereof at any time into shares of the common stock, at an initial conversion price of $7.10 per share, or 3,521,127 shares of common stock. After three years, we have the right to force a conversion of the Convertible Notes if the volume-weighted average price (“VWAP”) per share of the common stock exceeds 125% of the then conversion price for 20 days of a 30 day trading period. The conversion price is subject to adjustment pursuant to customary weighted average anti-dilution provisions including adjustments for the following: common stock dividends or distributions; issuance of any rights, warrants of options to acquire common stock; distributions of property; tender offer or exchange offer payments; cash dividends; or certain issuances of common stock at less than the conversion price. Upon conversion of the Convertible Notes, we will exchange, for the applicable conversion amount thereof a number of shares of common stock equal to the amount determined by dividing (i) such conversion amount by (ii) the conversion price in effect at the time of conversion. No fractional shares of common stock will be issued upon conversion of the Conversion Notes. In lieu of fractional shares, we shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the thirty day VWAP as of the closing of business on the Business Day (as defined in the Note Purchase Agreement) immediately preceding the conversion date as well as any unpaid accrued interest.

The Convertible Notes bear interest at a rate of 8.00% per annum, payable in quarterly cash installments; provided, however, that, at our option, up to 4.00% of the interest payable may be “paid-in-kind” through a quarterly addition of such “paid-in-kind” interest amount to the principal amount of the Convertible Notes. The Convertible Notes will mature on June 30, 2020, unless repurchased, redeemed or converted earlier. Subject to certain exceptions, we do not have the option to redeem the Convertible Notes until June 30, 2017. If we redeem the Convertible Notes on or after June 30, 2017, we are required to pay a premium equal to 15% of the amount of principal of the Convertible Notes redeemed.

If the Convertible Notes are redeemed prior to June 30, 2017, we are required to pay a premium equal to the greater of (i) the sum of (a) the amount of principal of the Convertible Notes redeemed, plus (b) the accrued but unpaid interests on the principal amount so redeemed to the date of the redemption, plus (c) a “make whole” amount (described below) and (ii) the sum of (x) the thirty day VWAP per share of common stock multiplied by the number of shares of common stock that the redeemed Convertible Notes are then convertible into and (y) the accrued but unpaid interest on the Convertible Notes. The “make whole” amount is equal to the excess, if any, of (1) the present value at the date of redemption of (A) 115% of the principal amount of the Convertible Notes redeemed, plus (B) all remaining scheduled interest due on the principal amount of the notes being redeemed through June 30, 2017 (excluding accrued but unpaid interest to the date of redemption) computed using a discount rate equal to the Treasury rate as of the date of redemption plus 50 basis points over (2) the outstanding principal amount of the Convertible Notes then redeemed.

We granted the Noteholders preemptive rights with respect to future equity issuances by us, subject to customary exceptions.

In connection with the placement of the Convertible Notes, on June 30, 2014, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Noteholders, which sets forth the rights of the Noteholders to have the shares of common stock issuable upon conversion of the Convertible Notes registered with the SEC for public resale under the Securities Act. Pursuant to the Registration Rights Agreement, we were required to file this registration statement with the SEC on or prior to January 2, 2015, registering the shares of common stock issuable upon conversion of the Convertible Notes. We were also required to use our reasonable best efforts to have this registration statement declared effective as promptly as possible following the filing hereof and, in any event, by no later than by March 31, 2015. In addition, the agreement gives the Noteholders the ability to exercise certain piggyback registration rights in connection with registered offerings by us.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014, and in any applicable prospectus supplement before making an investment decision. If any of the risks described in these documents actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. The additional risks and uncertainties that are described in the documents incorporated by reference herein may also materially affect our business, financial condition, results of operations and prospects. See “Incorporation of Certain Documents by Reference”.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical facts should be considered forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “suggests,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Such forward-looking statements represent our reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. Such factors include, but are not limited to, those discussed under the preceding section entitled “Risk Factors.” There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful.

The forward-looking statements made in this prospectus are made only as of the date of this prospectus. The forward-looking statements made in documents incorporated by reference into this prospectus are made only as of the date of such documents. The forward-looking statements made in any accompanying prospectus supplement are made only as of the date of such document. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the securities offered hereby.

SELLING STOCKHOLDERS

This prospectus covers 3,521,127 shares of our common stock, issued or issuable to the selling stockholders pursuant to the terms of the Convertible Notes. We have entered into a Registration Rights Agreement with the selling stockholders to register the resale of such shares of common stock by the selling stockholders.

The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the common stock set forth below. However, the selling stockholders are under no obligation to sell any of the common stock offered pursuant to this prospectus.

The information in the following table is based on 31,927,723 shares of common stock outstanding as of December 5, 2014. Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. These rules and regulations generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The number of shares in the column “Common Stock Owned Prior to Offering” assumes that the full principal amount of the Convertible Notes (including all interest that is payable in kind) is converted into shares of common stock.

For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options or warrants exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to these tables, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by such beneficial owner. The information in the table below is based on information provided by or on behalf of the selling stockholders. Since the date on which the selling stockholders provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After the Offering
Benefit Street Partners L.L.C. (3)	2,690,000	2,690,000	0	—%
Providence Equity Capital Markets L.L.C.(4)	831,127	831,127	0	—%

(1)         The number of shares consists of the aggregate number of shares of common stock held by each selling stockholder and shares of common stock issuable upon exercise of Convertible Notes held by such selling stockholder.

(2)   For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the selling stockholders.

(3)          Benefit Street Partners L.L.C. is the investment manager of Providence Debt Fund III L.P. and Benefit Street Partners SMA LM L.P. (collectively, the “BSP Funds”).  The BSP Funds are collectively controlled by Messrs. Jonathan M. Nelson, Paul J. Salem, Glen M. Creamer and Thomas J. Gahan through their indirect ownership of membership interests in BSP.  As a result, each of Messrs. Nelson, Salem, Creamer and Gahan may be deemed to share beneficial ownership of the Convertible Notes held by the BSP Funds.

(4)          Providence Equity Capital Markets L.L.C. is the investment manager of PECM Strategic Funding L.P., which is collectively controlled by Messrs. Jonathan M. Nelson, Paul J. Salem, Glen M. Creamer and Thomas J. Gahan through their indirect ownership of membership interests in PECM.  As a result, each of Messrs. Nelson, Salem, Creamer and Gahan may be deemed to share beneficial ownership of the Convertible Notes held by PECM Strategic Funding L.P.

The principal business address of Benefit Street Partners L.L.C., Providence Equity Capital Markets L.L.C. and Thomas J. Gahan is c/o Benefit Street Partners L.L.C., 9 West 57th Street, Suite 4920, New York, NY 10019.  The principal business address of Jonathan M. Nelson, Paul J. Salem and Glenn M. Creamer is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, RI 02903.

Each time a selling stockholder sells any shares of common stock offered by this prospectus, it is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the selling stockholder and the terms of the shares of common stock being offered in the manner required by the Securities Act.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the selling stockholder offers or sells shares of common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus or a prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders. The shares of common stock may be offered and sold from time to time by the selling stockholders. However, the selling stockholders are under no obligation to sell any of the common stock offered pursuant to this prospectus.

The selling stockholders may sell the shares of common stock on The Nasdaq National Market, in the over-the-counter market or otherwise, at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) varying, fixed or negotiated prices. The selling stockholders may sell some or all of the shares of common stock in one or more of the following ways:

• a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, including customary underwritten offerings;

• an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

• ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

• in privately negotiated transactions.

When selling the shares of common stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

• enter into transactions involving short sales of the shares of common stock by broker-dealers;

• sell shares of common stock short themselves and redeliver such shares to close out their short positions;

• enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer of the shares of common stock under this prospectus; or

• loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

In addition to selling their shares of common stock under this prospectus, the selling stockholders may transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling stockholders may also sell any qualifying shares of common stock under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may negotiate and pay broker-dealer commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. Any broker-dealers involved in the sale or resale of the shares of common stock may qualify as “underwriters” within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. Any underwriters will be named in a prospectus supplement. We will pay all expenses incident to the offering and sale of the shares of common stock to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock.

We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the Registration Rights Agreement, we have agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act. In return, the selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon for us by Proskauer Rose LLP.

EXPERTS

The consolidated financial statements of Cross Country Healthcare, Inc. appearing in Cross Country Healthcare Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 including the schedule appearing therein, and the effectiveness of Cross Country Healthcare, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Cross Country Healthcare, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework), as applicable, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of MSN Holdco, LLC and subsidiaries as of December 29, 2013, December 30, 2012 and December 25, 2011 and the related consolidated statements of operations, changes in members’ deficit and cash flows for the years ended December 29, 2013, December 30, 2012 and December 25, 2011, and the notes to the consolidated financial statements incorporated in this prospectus by reference to the Cross Country Healthcare, Inc. Current Report on Form 8-K/A filed with the Commission on September 12, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, our common stock, and other information set forth herein, reference is made to the registration statement and exhibits and schedules with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in its entirety by, reference to the applicable contract or other document filed herewith.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.crosscountryhealthcare.com that contains information concerning us, including the reports we file with the SEC. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We also makes available on our website, our corporate governance guidelines, code of business conduct and charters of the audit committee, human resources and compensation committee and corporate governance and risk assessment committee of our board of directors. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 18, 2014;

•                  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 8, 2014, August 8, 2014 and November 6, 2014, respectively;

•                  Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 11, 2014, February 20, 2014, March 7, 2014 (with respect to item 5.02), April 7, 2014 (with respect to Item 8.01), May 15, 2014, June 3, 2014 (with respect to Item 1.01 and Item 8.01) , June 17, 2014, July 2, 2014, July 8, 2014, September 12, 2014 and December 1, 2014;

•                  The description of our common stock contained in our Registration Statements on Form S-1 filed with the SEC on July 11, 2001 and February 27, 2002, including all amendments or reports filed for the purpose of updating this description, and incorporated by reference into our Registration Statement on Form 8-A filed September 18, 2001;

•                  The description of our common stock contained in our prospectus filed pursuant to Rule 424(b) of the Securities Act with the SEC on October 25, 2001 and March 21, 2002; and

•                  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2014.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any accompanying prospectus supplement or post-effective amendment will supersede this information.

Statements contained in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

Our filings are available on our website at http://www.crosscountryhealthcare.com/.  Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. We will provide without charge to each person to whom this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference into this prospectus and any accompanying prospectus supplement. Requests for such documents should be directed to Cross Country Healthcare, Inc., Attention: General Counsel, 6551 Park of Commerce Boulevard, N.W., Boca Raton, Florida, 33487, (561) 998 2232.

Any information we incorporate by reference in accordance with SEC rules into this prospectus or any accompanying prospectus supplement shall be updated by any subsequent filings we may make with the SEC that revise, amend or supplement the terms of this prospectus.

Unaudited Pro Forma Condensed Combined Financial Information

for the Nine Months Ended September 30, 2014

On June 30, 2014, we acquired substantially all of the assets and certain liabilities of Medical Staffing Network Healthcare, LLC (MSN) for an aggregate purchase price of $48.1 million, subject to a post-closing net working capital adjustment.  We paid $44.9 million, net of cash acquired at closing, including $1.0 million placed into an escrow account for the net working capital adjustment. In the fourth quarter of 2014, the net working capital adjustment was finalized as a reduction to purchase price with a payment to us of $0.2 million from the escrow.  An additional $2.5 million of the purchase price was deferred for a period of one year and will be used to fund the seller’s COBRA obligations during that time with any residual being remitted to the seller at the end of the period.  To date we have paid $0.1 million of the deferred purchase price toward the COBRA obligations

The Company financed the purchase price using $55.0 million in new subordinated debt consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes having a 6-year maturity and a conversion price of $7.10. The Company also amended its loan agreement with Bank of America, N.A. to increase its borrowing capacity under its senior secured asset-based revolving credit facility from $65.0 million to $85.0 million.

The acquisition has been accounted for in accordance with FASB ASC 805, Business Combinations, using the acquisition method. The results of the acquisition’s operations have been included in the consolidated statements of operations from their respective dates of acquisition.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 gives effect to the MSN acquisition as if the transaction had occurred at January 1, 2013.

The unaudited pro forma combined financial information is based on the historical statements of the acquired business and the Company giving effect to the transaction under the acquisition method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial information.

The pro forma information does not purport to be indicative of the combined results of operations that actually would have taken place if transactions had occurred on such dates.

Cross Country Healthcare, Inc.
Unaudited Pro Forma Condensed Statement of Operations
(amounts in thousands)

	Nine Months Ended September 30, 2014
	CCH, Inc.	MSN (a)	MSN ProForma Adjs		ProForma Combined
Revenue from services	$429,691	$122,070	$—		$551,761
Operating expenses:
Direct operating expenses	319,528	91,336	679	(b)	411,543
Selling, general and administrative expenses	99,480	26,379	(860	)(b)	124,999
Bad debt expense	721	—	(74	)(b)	647
Depreciation	2,796	1,129	50	(c)	3,975
Amortization	2,580	824	(318	)(d)	3,086
Acquistion and integration costs	5,425	—	(2,357	)(b)	3,068
Restructuring charges	755	3,796	(3,796	)(b)	755
Total operating expenses	431,285	123,464	(6,676)		548,073

(Loss) income from operations	(1,594)	(1,394)	6,676		3,688
Other expenses:
Foreign exchange loss	63	—	—		63
Interest expense, net	9,684	3,622	(1,214	)(e)	12,092
Other expense, net	3	—	—		3

(Loss) income before income taxes	(11,344)	(5,016)	7,890		(8,470)
Income tax expense	104	—	765	(f)	869
(Loss) income from continuing operations	(11,448)	(5,016)	7,125		(9,339)
Noncontrolling interest in subsidiary	118	231	—		349
Net (loss) income	$(11,566)	$(5,247)	$7,125		$(9,688)

Net loss per share:
Basic	$(0.37)				$(0.31)
Diluted	$(0.37)				$(0.31)

WAS Outstanding:
Basic	31,165				31,165
Diluted	31,165				31,165

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

for the Nine Months Ended September 30, 2014

(amounts in thousands)

(a)         Represents the unaudited historical results of MSN for the six months ended June 30, 2014.

(b)         Pro forma adjustments to: 1) reclassify amounts to conform to the Company’s presentation; 2) remove legal entity specific expenses of MSN that were not assumed in the acquisition, including specific costs related to the acquisition included in both the Company’s and MSNs historical results.

(c)          Pro forma adjustment to record additional depreciation expense related to a write-up of software costs pursuant to an estimated valuation of software based on a preliminary independent third party appraisal.

(d)         Pro forma adjustments to record the estimated amortization of specifically identifiable assets based on an independent third-party appraisal with definite lives acquired of $4.7 million to customer relations with a weighted average estimated useful life of 13 years and $6.5 million to a database with an estimated useful life of 10 years.

(e)          Pro forma adjustment to interest expense for the Company’s new subordinated debt related to the MSN acquisition, consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes. Pro forma adjustment includes the amortization of debt discount and loan fees of $0.3 million. These adjustments do not reflect the impact of cash flows provided by/used in the operations of the acquired businesses.

(f)           Effect of the pro forma adjustments on the provision for income taxes. As the Company had a full valuation allowance against its deferred tax assets since the fourth quarter of 2013, the benefit from the additional MSN pro forma losses were offset by a valuation allowance. The pro forma increase in income tax expense relates to amortization of indefinite lived assets and additional state minimum taxes.

Cross Country Healthcare, Inc.

3,521,127 Shares of Common Stock

PROSPECTUS

December 15, 2014